Exhibit 99.1

WILSHIRE BANCORP, INC.

CONTACT INFORMATION:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

Wilshire Bancorp Announces Planned Appointment of New Chief Credit Officer

LOS ANGELES (September 14, 2011) – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, announced today that it has hired Jack Choi, 51, as a consultant to the Company’s Credit Administration department.  It is anticipated that the Board of Directors of Wilshire Bancorp will appoint Mr. Choi to serve as the new Executive Vice President and Chief Credit Officer following the receipt of regulatory approval of such appointment.

Mr. Choi has more than 25 years of banking experience, primarily in the Korean-American community.  From 2005 to 2011, Mr. Choi was President and Chief Executive Officer of Commonwealth Business Bank, a Korean-American bank serving Southern California.  As CEO, Mr. Choi grew the Bank to more than $400 million in assets during its first six years of operation.  From 1993 to 2004, Mr. Choi served in several executive positions at Hanmi Bank, including Senior Vice President and Chief Credit Officer during his last five years at the bank.  In this capacity, Mr. Choi was responsible for approving new loan production, assessing the portfolio risk and reserve adequacy, training and developing lending staffs, and engaging in bank-wide strategic decisions.

“We are very pleased to welcome Jack to Wilshire Bancorp,” said Jae Whan (J.W.) Yoo, President and CEO of Wilshire Bancorp.  “He is a highly experienced executive who has a deep understanding of the Korean-American markets that we serve.  His addition furthers our mission to create a strong credit culture at Wilshire Bancorp, and we believe he will be valuable to our efforts to continue improving our asset quality.”

Until regulatory approval is received for the appointment of Mr. Choi as Chief Credit Officer, Peter Koh is serving as the Interim Chief Credit Officer of the Company.  Mr. Koh previously served as the Company’s Deputy Chief Credit Officer, and he will return to this position following the appointment of Mr. Choi.  Seung Hoon Kang, who previously served as the Company’s Chief Credit Officer, has accepted a position within the Bank as its Chief Marketing Officer.

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and six loan production offices in Dallas, Houston, Atlanta, Denver, Annandale, Virginia, and Fort Lee, New Jersey, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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